Exhibit 10.1

AETHLON MEDICAL, INC.

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

for

Timothy C. Rodell, M.D., FCCP

This Amended and Restated Executive Employment Agreement is made and entered into as of March 17, 2020 (the “Effective Date”), by and between Timothy C. Rodell (“Employee”) and Aethlon Medical, Inc. (the “Company”).

Whereas, the Company and Executive previously entered into that certain Executive Employment Agreement, effective as of December 10, 2018 (the “Prior Agreement”), pursuant to which Executive was appointed Interim Chief Executive Officer of the Company;

Whereas, the Company appointed Executive as Chief Executive Officer of the Company, effective as of February 14, 2020; and

Whereas, the Company and Executive desire to terminate the Prior Agreement and enter into this Amended and Restated Employment Agreement (this “Agreement”) to become effective, subject to Executive’s signature below, upon the Effective Date, in order to memorialize the terms and conditions of Executive’s employment by the Company upon and following the Effective Date.

Now, Therefore, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.             Employment by the Company.

1.1          Position. Employee shall serve as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company, except for as permitted in Section 7.1 below and except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2           Duties and Location. Employee shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Employee by the Company. Employee will be based in Aspen Colorado; provided, however, that Employee will maintain an office at 9635 Granite Ridge Drive, Suite 100, San Diego, California and is expected to spend a substantial amount of time there as necessary and appropriate. Subject to the terms of this Agreement, the Company reserves the right to (i) reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location from time to time and to require reasonable business travel, and (ii) modify Employee’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3          Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1

2.             Compensation.

2.1          Base Salary. For services to be rendered hereunder, Employee shall receive a base salary at the initial rate of $430,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s Base Salary shall be subject to periodic review and adjustment by the Board from time to time, in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

2.2           Annual Performance Bonus. Employee will be eligible for an annual discretionary cash bonus (the “Annual Performance Bonus”) approved by the Board or the Compensation Committee. Whether Employee receives an Annual Bonus for any given year, and the amount of any such Annual Performance Bonus, will be determined in the sole discretion of the Board, or the Compensation Committee, based upon the Company’s and Employee’s achievement of objectives and milestones to be determined on an annual basis by the Board, or Compensation Committee. No Annual Performance Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Employee must remain an employee in good standing of the Company on the scheduled Annual Performance Bonus payment date in order to be eligible for any Annual Performance Bonus.

2.3           Cash Bonus and Equity Grant Upon Strategic Transaction. Employee shall also be entitled to a cash bonus equal to fifty percent (50%) of Employee’s Base Salary upon consummation of a strategic transaction by the Company, within two years of Employee’s start date of December 10, 2018, resulting in (a) a sale of all or substantially all of the Company’s assets or stock on terms acceptable to the Board, in its sole discretion; (b) the Company remaining as a publicly listed company on Nasdaq or the NYSE, with a post money valuation of at least $50 million; or (c) completion of a financing of the Company resulting in an increase in the post money valuation of the Company to at least $50 million, with retirement of any outstanding convertible debt of the Company. Following a strategic transaction set forth in (b) or (c), Employee also will receive a stock option grant of a number of shares of common stock that will result in Employee’s total equity in the Company following such strategic transaction being equal to three percent (3%) of the outstanding shares on a fully-diluted basis, with an exercise price equal to the fair market value on the date of the grant (the “Additional Option”). The Additional Option, including vesting terms, will be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”) and a grant agreement. The Additional Option shall vest over four years of continuous service to the Company, with twenty-five percent (25%) of the shares subject to the Additional Option grant becoming vested on the first year anniversary of the vesting commencement date, and the remaining shares becoming vested in equal monthly installments over the following thirty-six (36) months of continuous service. The exercise price of the Additional Option, as well as all other matters related to the Additional Option, will be governed by and subject to the terms and conditions set forth in the Plan, and the stock option agreement Employee will be required to execute. Notwithstanding the foregoing, in the event Employee’s service with the Company is terminated as a result of such strategic transaction, then the Additional Option shall be fully vested on the date of grant.

3.              Standard Company Benefits. Employee shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. Executive is entitled to participate in personal time off, including vacation and holiday benefits in accordance with Company policy from time to time for its senior executives. Executive shall initially be entitled to four weeks of vacation time per year.

4.              Expenses. The Company will reimburse Employee for reasonable travel and other reasonable and documented expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Reimbursable expenses will include travel from Aspen, Colorado and Atlanta, Georgia to the Company’s office in San Diego and lodging in San Diego. Airline travel shall be coach class for flight durations under four hours and business or first class for flight times of four hours or longer.

5.              Equity. Executive will be eligible to participate in and receive additional stock option or equity award grants under the Company’s equity incentive plans from time to time, in the discretion of the Board or the Compensation Committee, and in accordance with the terms and conditions of such plans.

2

6.              Proprietary Information Obligations.

6.1          Proprietary Information Agreement. As a condition of continued employment, Employee affirms and shall continue to abide by the Company’s standard form of Proprietary Information and Invention Assignment Agreement previously executed by Employee and the Company (the “Proprietary Agreement”).

6.2           Third-Party Agreements and Information. Employee represents and warrants that Employee’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee’s duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information that is generally known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

7.             Outside Activities and Non-Competition During Employment.

7.1          Outside Activities. Throughout Employee’s employment with the Company, Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Employee may engage in other types of business or public activities. The activities listed in Appendix A attached hereto are acknowledged and approved by the Board. The Board may rescind such consent if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Employee’s duties to the Company or its affiliates.

7.2          Non-Competition During Employment. During Employee’s employment by the Company, Employee will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Employee will be subject to certain restrictions (including restrictions continuing after Employee’s employment ends) under the terms of the Proprietary Agreement.

8.             At-Will Employment; Change in Control Acceleration.

8.1           At-Will Employment. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) with 30 days advance written notice.

8.2           Equity Acceleration. Notwithstanding anything to the contrary set forth in the Company’s 2010 Equity Incentive Plan or in the Plan, any prior equity incentive plans or any award agreement, effective upon consummation of a Change in Control (as defined below), the vesting and exercisability of all unvested time-based vesting equity awards then held by Employee shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Employee upon such Change in Control and shall remain exercisable, if applicable, following the Change in Control as set forth in the applicable equity award documents. With respect to any performance-based vesting equity award, such award, if any, shall continue to be governed in all respects by the terms of the applicable equity award documents.

3

9.	Consequences of Termination of Employment.

9.1           General. If Executive’s employment is terminated for any reason or no reason, the Company shall pay to Executive or to Executive’s legal representatives, if applicable: (i) any Base Salary and any Annual Performance Bonus earned, but unpaid as of the date of the termination of Executive’s employment; and, (ii) any unreimbursed business expenses payable pursuant to Section 4 hereof and any accrued but unused personal time off benefits and any other payments or benefits required by applicable law (collectively “Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Executive, or in the case of Executive’s death to Executive’s estate. Other than the Accrued Amounts and any continuing rights Executive may have to indemnification under Executive’s Indemnification Agreement with the Company, the Company’s bylaws or certificate of incorporation, or applicable law, Executive or Executive’s legal representatives shall not be entitled to any additional compensation or benefits if Executive’s employment is terminated for any reason other than by reason of Executive’s Involuntary Termination (as defined in Section 9.2 below). If Executive’s employment terminates due to an Involuntary Termination, Executive will be eligible to receive the additional compensation and benefits described in Section 9.2.

9.2           Involuntary Termination. If (i) Executive’s employment with the Company is terminated by the Company without Cause (as defined below), and other than as a result of Executive’s death or Disability, or (ii) Executive terminates employment for Good Reason (as defined below), and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) (such termination described in (i) or (ii), an “Involuntary Termination”), in addition to the Accrued Amounts, Executive shall be entitled to receive the severance benefits described below in this Section 9.2, subject in all events to Executive’s compliance with Section 9.3 below:

(a)            Executive shall receive continued payment of Executive’s Base Salary then in effect as of the date of Executive’s employment termination for the first twelve (12) months after the date of such termination (the “Severance Period”), paid over the Company’s regular payroll schedule.

(b)            Executive shall receive a lump sum amount equal to Executive’s target Annual Performance Bonus for the year of termination, pro rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurs through the date of termination bears to 365, based on actual achievement of Company goals for such bonus and such pro rated year, as determined by the Board in its sole discretion (the “Severance Bonus”).

(c)            Fifty percent (50%) of Executive’s outstanding stock options and other outstanding equity awards that are subject to time-based vesting requirements that are unvested as of the date of such termination of employment shall accelerate and be deemed fully vested as of the date of Executive’s Involuntary Termination.

(d)            If Executive is eligible for and timely elects to continue the health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s termination date, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the Internal Revenue Code of 1986, as amended and the treasury regulations thereunder (the “Code”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period, or (ii) the date Executive voluntarily enrolls in a group health insurance plan offered by another employer or entity.

4

9.3          Conditions and Timing for Severance Benefits. The severance benefits set forth in Section 9.2 above are expressly conditioned upon: (i) Executive continuing to comply with Executive’s obligations under this Agreement and the Proprietary Agreement; and (ii) Executive signing and not revoking a general release of legal claims in a form provided by the Company (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (defined herein). Executive shall receive severance benefits only if Executive executes and returns to the Company the Release within the applicable time period set forth therein and permits such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of Executive’s Separation from Service (such latest permitted date, the “Release Deadline”). The salary continuation payments described in Section 9.2(a) will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the Severance Period following termination; provided, however, that no payments will be made prior to the effectiveness of the Release. On the effective date of the Release, the Company will pay Executive the salary continuation payments that Executive would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the payments being paid as originally scheduled. Any Severance Bonus described in Section 9.2(b) will be paid in a lump sum cash payment on the first regular payroll date of the Company following the effective date of the Release, but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurred. All severance benefits described in this Section 9 will be subject to all applicable standard required deductions and withholdings.

9.4           Termination for Cause; Resignation Without Good Reason; Death or Disability. Employee will not be eligible for, or entitled to any severance benefits, including (without limitation) the severance benefits set forth in this Section 9 or the Equity Acceleration in Section 8.2 above, if the Company terminates Employee’s employment for Cause, Employee resigns Employee’s employment without Good Reason, or Employee’s employment terminates due to Employee’s death or disability.

10.           Section 280G; Limitations on Payment.

10.1        If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

10.2        Notwithstanding any provision of Section 10.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

5

10.3        Unless Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting a Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 10. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

10.4        If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 10.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 10.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 10.1, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11.          Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Employee to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

12.           Definitions.

12.1        Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Employee’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Employee’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Company or lawful and reasonable policies and regulations of the Company or its affiliates; (iii) Employee’s willful and continued failure to faithfully and diligently perform the assigned duties of Employee’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Employee; (v) conduct by Employee that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (vi) Employee’s material breach of this Agreement, the Proprietary Agreement, or any applicable Company policies. An event described in Section 12.1(ii) through Section 12.1(vi) herein shall not be treated as “Cause” until after Employee has been given written notice of such event, failure, conduct or breach and Employee fails to cure such event, failure, conduct or breach within 30 calendar days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

6

12.2        Change in Control. For purposes of this Agreement, “Change in Control” means: (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly owned subsidiary, a reincorporation of the Company in a different jurisdiction, or another transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or that owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares or the Company by tender offer or similar transaction.

12.3        “Disability”, for purposes of this Agreement, means that Executive has been unable after taking into account and providing (as applicable) any reasonable accommodations that do not cause an undue burden on the Company, for ninety (90) consecutive days, or for periods aggregating one hundred and twenty (120) business days in any period of twelve consecutive months, to perform Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as reasonably determined in good faith by the Board or the Compensation Committee. A termination of Executive’s employment for Disability shall be communicated to Executive by written notice, and shall be effective on the 10th calendar day after sending such notice to Executive (the “Disability Effective Date”), unless Executive returns to performance of Executive’s duties before the Disability Effective Date.

12.4        Good Reason. For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Employee’s prior written consent: (i) a material reduction in Employee’s Base Salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives; (ii) a material reduction in Employee’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) or reporting line shall not be deemed a “material reduction” in and of itself unless Employee’s new duties are materially reduced from the prior duties; or (iii) relocation of Employee’s principal place of employment to a place that increases Employee’s one-way commute by more than fifty (50) miles as compared to Employee’s then-current principal place of employment immediately prior to such relocation. In order for Employee to resign for Good Reason, each of the following requirements must be met: (iv) Employee must provide written notice to the Board within 30 calendar days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, (v) Employee must allow the Company at least 30 calendar days from receipt of such written notice to cure such event, (vi) such event is not reasonably cured by the Company within such 30 calendar day period (the “Cure Period”), and (vii) Employee must resign from all positions Employee then holds with the Company, including resignation from the Board, not later than 30 calendar days after the expiration of the Cure Period.

13.          Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors before a single arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Employee upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Employee and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Employee and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. This arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this Agreement is intended to prevent either the Company or Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7

14.           General Provisions.

14.1        Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by confirmed email or facsimile receipt) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.

14.2        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

14.3         Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4        Complete Agreement. This Agreement terminates, supercedes and replaces in its entirety the Prior Agreement and, together with the Proprietary Agreement, constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Employee’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company or by the Chairman of the Board (if other than Executive), with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

14.5        Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6        Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7        Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of Employee’s duties hereunder and Employee may not assign any of Employee’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.8        Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a legal, tax and financial advisor and fully understands the legal, tax and economic consequences of all payments and awards made pursuant to this Agreement.

14.9        Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature page follows]

8

IN WITNESS WHEREOF, the Parties have executed this Agreement to become effective as of the Effective Date written above.

Aethlon Medical, Inc.

By: /s/ Charles J. Fisher, Jr., M.D.____

Charles J. Fisher, Jr., M.D.

Chairman of the Board

Employee

/s/ Timothy C. Rodell, M.D., FCCP__

Timothy C. Rodell, M.D., FCCP

9

APPENDIX A

OUTSIDE ACTIVITIES APPROVED BY THE BOARD

1.       Managing Director and Chairman of SMG, Inc., Aspen, Colorado.

2.       Director, GlobeImmune, Inc., Louisville, Colorado.

3.       Consultant, GlobeImmune, Inc., Louisville, Colorado.

10